PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 30, 2020	000-51254
Date of Report (Date of earliest event reported)	Commission File Number

PARKS! AMERICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	91-0626756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1300 Oak Grove Road Pine Mountain, GA 31822
(Address of Principal Executive Offices) (Zip Code)

(706) 663-8744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Acquisition of Aggieland Safari Adventure Zoo and Safari Park

On April 27, 2020 (the “Closing Date”), Parks! America, Inc. (“Parks”) and its wholly owned subsidiary, AggieLand-Parks, Inc., a Texas corporation (“Parks Texas Sub”) simultaneously entered into and closed an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Aggieland Safari, LLC, a Texas limited liability company (“Aggieland”), Ferrill Creek Ranch, LLC, a Texas limited liability (“FCR”), and Vernell Investments, LLC, a Texas limited liability company (“Vernell,” and together with Aggieland and FCR the “Sellers”). Pursuant to the Asset Purchase Agreement Parks Texas Sub acquired substantially all of Sellers’ assets related to Aggieland Safari Adventure Zoo and Safari Park located in Bryan, Texas (the “Texas Park”), including animal inventory, real estate, mineral rights, equipment, and other assets necessary to operate the Texas Park (the “Acquired Assets”). The Acquired Assets were subject to a non-binding letter of intent between Parks and Aggieland that was previously announced on a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2020.

The total purchase price for the Acquired Assets (the “Purchase Price”) was $7,125,000, payable as follows: prior to the closing, Parks Texas Sub paid a $125,000 deposit; $6,050,000 was payable in cash at the closing, and $200,000 of the Purchase Price was deposited into a third party escrow account against certain potential liabilities of the Seller. Of the $6,050,000 in cash that was paid at closing $5,000,000 of that amount was financed with a loan from First Financial Bank, N.A. as described below. In addition, Parks Texas Sub gave a promissory note in the principal amount of $750,000 to FCR (the “Seller Note”). The Seller Note represents a deferred payment of purchase price, bears no interest, has a maturity date of June 30, 2021 and is secured by a second priority subordinated lien and security interest in the mineral rights and the animal inventory.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Asset Purchase Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated by reference herein.

Loan Financing

On the Closing Date, in connection with the execution of the Asset Purchase Agreement, Parks and Parks Texas Sub entered into a Loan Agreement with First Financial Bank, N.A. (the “Lender”). The Loan Agreement provides for a $5,000,000 million secured term loan to Parks Texas Sub (the “Loan”), the proceeds of which were used to finance a portion of the Purchase Price. The Loan is evidenced by a promissory note of Parks Texas Sub (the “Bank Note”) in the original principal amount of $5,000,000, bears interest at a 5.0% rate per annum, has a maturity date of April 27, 2031, and is secured by a Deed of Trust Security Agreement and Financing Statement (the “Deed of Trust”). Interest only is payable under the Bank Note through April of 2021. The Loan Agreement contains customary covenants, including covenants relating to financial reporting, financial covenants and notifications, payment of obligations, and compliance with applicable laws. Parks and its wholly owned subsidiaries, Wild Animal, Inc. and Wild Animal Safari, Inc. provided loan guaranties as an inducement for the Lender to make the Loan to Parks Texas Sub.

The foregoing description of the Loan, the Loan Agreement, the Bank Note and Deed of Trust does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement, the Bank Note and Deed of Trust, copies of which are attached hereto as Exhibits 10.2, 10.3 and 10.4 respectively, and are incorporated by reference herein.

Forward-Looking Statements and Limitation on Representations

This Current Report on Form 8-K includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should,” “would” or comparable terminology or by discussions of strategy. While Parks believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Parks assumes no duty to update any forward-looking statements other than as required by applicable law.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Asset Purchase Agreement by and among AggieLand-Parks, Inc., Parks! America, Inc., Aggieland Safari, LLC; Ferrill Creek Ranch, LLC; and Vernell Investments, LLC.

10.2	Loan Agreement between AggieLand-Parks, Inc. and First Financial, N.A.

10.3	Promissory Note made by AggieLand-Parks, Inc. in favor of First Financial, N.A.

10.4	Deed of Trust Security Agreement and Financing Statement made by AggieLand-Parks, Inc. in favor of First Financial, N.A.

99.1	News release issued by Parks! America, Inc. on April 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKS! AMERICA, INC.

Date: April 30, 2020	By:	Dale Van Voorhis
	Name:	Dale Van Voorhis
	Title:	Chief Executive Officer and
Chairman of the Board